CONTACT:     David S. Collins        Devin Sullivan
Chief Financial Officer    Senior Vice President
(630) 845-4500        The Equity Group Inc.
(212) 836-9608

FUEL TECH ACQUIRES INTELLECTUAL PROPERTY
FOR CARBONITE FUEL CONVERSION PROCESS

WARRENVILLE, Ill., September 18, 2014 - Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today announced that it has acquired the intellectual property rights and know-how associated with the CARBONITE® fuel conversion process. This process can convert coals of various ranks into value-added products that are high BTU, carbon-rich and pollutant-reduced. Total consideration for the acquisition was $3,010,000 in cash.
Fuel Tech’s Chairman, President and Chief Executive Officer, Douglas G. Bailey, noted, “This acquisition is a strategic step in a measured development process that will apply Fuel Tech’s research and engineering resources to evolve the acquired intellectual property. We will leverage our knowledge of coal chemistries, combustion dynamics, system design and process optimization to develop and commercialize products that are cleaner during both their production and end use as compared to conventional products and their associated processes. CARBONITE-derived products can have relevance in a variety of existing industries, although we see an opportunity to develop new markets for products created using this technology. This acquisition will create new opportunities for Fuel Tech to diversify into adjacent markets with recurring revenue potential while remaining consistent with our mission of delivering innovative solutions for industries utilizing carbonaceous fuels.”
Timothy J. Eibes, who previously served as Fuel Tech’s Senior Vice President, Project Execution and in early 2014 assumed a lead role in this strategic acquisition, has been named Senior Vice President, Fuel Conversion, responsible for commercializing the technology.  Dr. Richard A. Wolfe, developer of the CARBONITE process, has joined Fuel Tech as Vice President, Fuel Conversion Technologies.  Both Mr. Eibes and Dr. Wolfe will report to Mr. Bailey.

About Fuel Tech
Fuel Tech is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services.  These technologies enable customers to produce both energy and processed materials in a cost-effective and environmentally sustainable manner.
The Company’s nitrogen oxide (NOx) reduction technologies include advanced combustion modification techniques - such as Low NOx Burners and Over-Fire Air systems - and post-combustion NOx control approaches, including NOxOUT® and HERT™ SNCR systems, ASCR™ Advanced Selective Catalytic Reduction systems, NOxOUT-SCR®, NOxOUT CASCADE®, and I-NOx™ Integrated NOx Reduction Systems, which utilize various combinations of these systems, along with the ULTRA™ process for safe ammonia generation. These technologies have established Fuel Tech as a leader in NOx reduction, with installations on over 800 units worldwide, where coal, fuel oil, natural gas, municipal waste, biomass and other fuels are utilized.
Fuel Tech’s technologies for particulate control include Electrostatic Precipitator (ESP) products and services include ESP Inspection Services, Performance Modeling, Performance and Efficiency Upgrades, along with complete turnkey capability for ESP retrofits, with more than 60 major rebuilds on units up to 700 MW. Flue gas conditioning (FGC) systems include treatment using sulfur trioxide (SO3) and ammonia (NH3) based conditioning to improve the performance of ESPs by modifying the properties of the fly ash particle. FGC systems offer a lower capital cost approach to improving ash particulate capture versus the alternative of installing larger ESPs or utilizing fabric filter technology to meet targeted emissions and opacity limits. Fuel Tech’s particulate control technologies have been installed on more than 125 units worldwide.
The Company’s FUEL CHEM® technology revolves around the unique application of chemicals to improve the efficiency, reliability, fuel flexibility and environmental status of combustion units by controlling slagging, fouling, corrosion, opacity and operational issues associated with sulfur trioxide, ammonium bisulfate, particulate matter (PM2.5), carbon dioxide and NOx.  The Company has experience with this technology, in the form of a customizable FUEL CHEM program, on over 110 combustion units burning a wide variety of fuels including coal, heavy oil, biomass, and municipal waste.
Fuel Tech also provides a range of combustion optimization services, including airflow testing, coal flow testing and boiler tuning, as well as services to help optimize selective catalytic reduction system performance, including catalyst management services and ammonia injection grid tuning.  In addition, flow corrective devices and physical and computational modeling services are available to optimize flue gas distribution and mixing in both power plant and industrial applications.

Many of Fuel Tech’s products and services rely heavily on the Company’s exceptional Computational Fluid Dynamics modeling capabilities, which are enhanced by internally developed, high-end visualization software.  These capabilities, coupled with the Company’s innovative technologies and multi-disciplined team approach, enable Fuel Tech to provide practical solutions to some of our customers’ most challenging problems.  For more information, visit Fuel Tech’s web site at www.ftek.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.